20 January 2003

                           (1) HERTAL ACQUISITIONS PLC

                              (2) PATRICK MCDONAGH

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                             UNDERWRITING AGREEMENT

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                            MATHESON ORMSBY PRENTICE
                                30 Herbert Street
                                    Dublin 2
                                     Ireland

                              TEL + 353 1 619 9000
                              FAX + 353 1 619 9010
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                                    CONTENTS

                                                                         Page No

1  Interpretation...........................................................1

2  Loan.....................................................................4

3  Subscription for Hertal Shares...........................................5

4  Waivers..................................................................6

5  Pre-Conditions...........................................................6

6  Board Meeting............................................................6

7  Completion...............................................................6

8  Commission...............................................................7

9  Miscellaneous Provisions.................................................7

AGREED FORM DOCUMENT "A"...................................................10
         Press Announcement................................................10
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THIS AGREEMENT is made on .       20th January 2003

BETWEEN

(1) HERTAL ACQUISITIONS PLC a company incorporated under the laws of Ireland (registration number 364049) having its registered office at 30 Herbert Street, Dublin 2 (hereinafter called the "Company"); and

(2) MR PATRICK MCDONAGH of Thornton Lodge, Kilsallaghan, Co Dublin (the "Individual" which expression shall include his personal representatives and permitted assigns).

WHEREAS:

A. The Company is a public limited company incorporated in Ireland under the Companies Acts 1963 to 2001.

B.   The Company is proposing to make the Offer.

C. The Offer will substantially reflect the terms and conditions set out in the Press Announcement to be issued immediately prior to the execution of this Agreement.

D. The Individual has agreed with the Company to underwrite the Partial Share Alternative so that in the event that Riverdeep Shareholders or holders of Riverdeep ADSs do not elect to accept the Partial Share Alternative and, accordingly, all of the Hertal Shares available for subscription pursuant to the Partial Share Alternative are not subscribed for, the Individual will subscribe at the Offer Price for such Hertal Shares not subscribed for on the Second Completion Date.

E. The Company may require the Individual's Subscription Monies on the First Completion Date. However, it will not be possible to determine the number of Hertal Shares for which the Individual may be obliged to subscribe at the First Completion Date as further Hertal Shares may be issued to Riverdeep Shareholders after that date as a result of elections made pursuant to Section 204(10) of the Act. For that reason the Individual will, if applicable, provide a loan to the Company on the First Completion Date of an amount calculated on the basis as if the Individual were obliged to subscribe for Hertal Shares on the First Completion Date as opposed to on the Second Completion Date and without taking account of subsequent elections for the Partial Share Alternative pursuant to Section 204(10) of the Act. This loan shall be applied on the Second Completion Date to the extent required to discharge the Individual's obligations to provide the Individual's Subscription Monies and any amount not so required shall be repaid to the Individual.

F. The parties have agreed to enter into this Agreement for the purposes of providing for the said subscriptions and loan arrangements.

NOW IT IS HEREBY AGREED as follows:

1    INTERPRETATION

1.1  Definitions

     In this Agreement and in the recitals hereto, unless the context otherwise requires or unless otherwise specified:

     "Act" means the Companies Act, 1963 as amended;

                                       1
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     the "Board" means the board of directors of the Company as constituted from time to time;

     "Business Day" means a day (other than a Saturday or Sunday) on which clearing banks are normally open for business in both Dublin and New York;

     "Cash Offer" means the recommended cash offer for the entire issued, and to be issued, share capital of Riverdeep (other than that beneficially owned by the Company on the date of despatch of the Offer Document) subject to the conditions set out in the Press Announcement and to be set out in the Offer Document and accompanying acceptance documents;

     "Completion" means completion pursuant to clause 7;

     "Compulsory Acquisition Procedure" the procedure or application to be implemented pursuant to Section 204 of the Act to compulsorily acquire Riverdeep Shares held by persons who have not otherwise accepted the Offer;

     "Encumbrance"   means  any  mortgage,   charge,   pledge,   lien,   option,
     restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind and any other type of preferential arrangement (including, without limitation, title, transfer and retention arrangements) having similar effect;

     "First Acceptances Notification" means the notice to be sent by the Company to the Individual on the First Notification Date, detailing (i) the number of Riverdeep Shares in respect of which valid acceptances of the Offer have been received by the Company on the last Business Day immediately prior to the First Notification Date; (ii) the First Acceptance Shares; and (iii) the amount of the Individual's Loan;

     "First Acceptance Shares" means the total number of Riverdeep Shares in respect of which valid elections to accept Hertal Shares pursuant to the Partial Share Alternative have been received on the First Notification Date (and which were not, where permitted, withdrawn);

     "First Completion Date" means the date that is 4 Business Days after receipt by the Individual of the First Acceptances Notification;

     "First Notification Date" has the meaning set out in clause 2.1;

     "Hertal Shares" means ordinary shares of US$0.01 each in the capital of the Company and "Hertal Share" means any one of them;

     "Individual's Loan" means the loan facility to be given by the Individual to the Company, if applicable, on the First Completion Date, in the amount calculated in accordance with clause 2.3 which loan shall be applied on the Second Completion Date to the extent required to discharge the Individual's obligation to provide the Individual's Subscription Monies for the Individual's Subscription Shares, if any, and any amount not so required shall be repaid by the Company to the Individual in accordance with clause 3.4;

     "Individual's Subscription Monies" means that portion, if any, of the Individual's Loan to be applied in the subscription for the Individual's Subscription Shares, being an amount calculated in accordance with clause 3.2.1;

     "Individual's Subscription Shares" means the Hertal Shares to be subscribed for by the Individual, if any, as calculated in accordance with clause 3.2;

     "Offer" means the Cash Offer and the Partial Share Alternative;

                                       2
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     "Offer  Document"  means the formal  document  which will be  despatched to
     Riverdeep Shareholders and holders of Riverdeep ADSs and, for information only, to holders of options over Riverdeep Shares, detailing the terms and conditions of the Offer;

     "Offer Price" means US$1.51 for each Riverdeep Share;

     "Panel" means the Irish Takeover Panel established under the Irish Takeover Panel Act, 1997;

     "Partial Share Alternative" means the alternative to the Cash Offer under which Riverdeep Shareholders and holders of Riverdeep ADSs who accept the Offer will be able to receive in aggregate 1 Hertal Share for every Riverdeep Share held by them and 6 Hertal Shares for every Riverdeep ADS held by them as an alternative to all or part of their entitlement to cash under the Cash Offer, subject to the terms of the Offer whereby elections for the Partial Share Alternative may be scaled down;

     "Press Announcement" means the press announcement in the agreed form marked "A";

     "Riverdeep" means Riverdeep Group Plc;

     "Riverdeep ADSs" means American Depositary Shares issued in respect of Riverdeep Shares, each representing six Riverdeep Shares, and each a "Riverdeep ADS";

     "Riverdeep Shareholders" means the holders of Riverdeep Shares;

     "Riverdeep Shares" means ordinary shares in the capital of Riverdeep and "Riverdeep Share" means any one of them, and for the avoidance of doubt for the purposes of this definition, a Riverdeep ADS shall be deemed to be the equivalent of six Riverdeep Shares;

     "Second Acceptances Notification" means the notice to be sent by the Company to the Individual on the Second Notification Date detailing the Second Acceptance Shares;

     "Second Acceptance Shares" means the total number of Riverdeep Shares in respect of which valid elections for Hertal Shares have been received under the Partial Share Alternative by the Second Notification Date and the total number of Riverdeep Shares in respect of which valid elections for Hertal Shares are received pursuant to any Compulsory Acquisition Procedure, in each case as specified in the Second Acceptances Notification (and which were not, where permitted, withdrawn);

     "Second Completion Date" means the date which is the later of (i) one month after service of notice by the Company on Riverdeep Shareholders pursuant to a Compulsory Acquisition Procedure; or (ii) if a person makes an application pursuant to Section 204(1) of the Act the date on which a court orders that the Company is or is not entitled to purchase the relevant Riverdeep Shares pursuant to a Compulsory Acquisition Procedure;

     "Second Notification Date" shall have the meaning set out in clause 3.1;

     "Senior Credit Agreement" means the agreement dated on or about the date of this Agreement and entered into by the Company, Barclays Leveraged Finance and The Royal Bank of Scotland Plc, Barclays Bank Plc and the financial institutions listed in Schedule 1 of that agreement pursuant to which the Company is granted certain credit facilities;

     "Underwritten Riverdeep Shares" means 21,500,000 Riverdeep Shares;

     "US$" means US dollars, the lawful currency for the time being of the United States of America.

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1.2  Interpretation Generally

     In this Agreement, unless the context otherwise requires or unless otherwise specified:-

     1.2.1 any reference to any statute, statutory provision or to any order or regulation shall be construed as a reference to that statute, provision, order or regulation extended, modified, amended, replaced or re-enacted from time to time (whether before or after the date of this Agreement) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of this Agreement);

     1.2.2 words denoting any gender include all genders and words denoting the singular include the plural and vice versa;

     1.2.3     all  references  to  recitals,   sections,  clauses,  paragraphs,
               schedules and annexures are to recitals in, sections, clauses and paragraphs of and schedules and annexures to this Agreement;

     1.2.4 headings are for convenience only and shall not affect the interpretation of this Agreement;

     1.2.5 words such as "hereunder", "hereto", "hereof" and "herein" and other words commencing with "here" shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular section, clause or paragraph hereof;

     1.2.6 any reference to "Agreement" or any other document or to any specified provision of this Agreement or any other document is to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document;

     1.2.7 any reference to a person includes his successors, heirs, estates, personal representatives and permitted assigns;

     1.2.8 "writing" or any similar expression includes transmission by facsimile;

     1.2.9 if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day;

     1.2.10 a document in the "agreed form" is a reference to a document in the form approved and for the purposes of identification signed by or on behalf of the Company and the Individual.

2    LOAN

2.1  First Acceptances Notification

     Within two (2) Business Days of the date on which the Offer becomes or is declared unconditional in all respects (the "First Notification Date"), the Company shall send the First Acceptances Notification to the Individual.

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2.2  Individual's Loan

     On the terms and subject to the conditions of this Agreement and in particular clause 2.4, at the First Completion Date, the Individual shall provide cleared funds in respect of the entire amount of the Individual's Loan by telegraphic transfer, for same day value, to such bank account as the Company may nominate in the First Acceptances Notification.

2.3  Calculation of Loan

     The amount of the Individual's Loan, if any, shall be Z where

     Z = (RS - C) x OP

     where: RS = the total number of Underwritten Riverdeep Shares;

            OP = Offer Price;

            C  = the  First  Acceptance   Shares  as   specified  in  the  First
                 Acceptances Notification.

2.4  Terms of the Individual's Loan

     The Individual's Loan shall be unsecured, interest free and repayable in accordance with clause 3.4 hereof and shall, if appropriate be discharged in payment up of the Individual's Subscription Monies in accordance with clause 3.3 hereof.

3    SUBSCRIPTION FOR HERTAL SHARES

3.1  Notification

     Two  Business  Days  prior  to the  Second  Completion  Date  (the  "Second
     Notification   Date"),  the  Company  shall  send  the  Second  Acceptances
     Notification to the Individual.

3.2  Allotment of Shares

     On the terms and subject to the conditions of this Agreement, on the Second Completion Date, the Individual shall be deemed to have made application to the Company for and the Company shall allot and issue to the Individual the Individual's Subscription Shares against receipt of the Individual's Subscription Monies which shall be applied in accordance with clause 3.3.

     3.2.1 The amount of the Individual's Subscription Monies shall be X, where:

                  X =      (RS - C) x OP

                  rounded up to the nearest whole number

                  where: RS = the total number of Underwritten Riverdeep Shares;

                         OP = Offer Price;

                         C  = the  Second  Acceptance Shares as specified in the
                              Second Acceptances Notification.

     3.2.2 The number of Individual's Subscription Shares shall be equal to RS - C, calculated in accordance with clause 3.2.1 above and rounded up to the nearest whole number.

                                       5
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3.3  Subscription Monies

     The Company shall apply that part of the Individual's Loan as is equivalent to the Individual's Subscription Monies in discharge of the obligation (if any) of the Individual to pay the Individual's Subscription Monies.

3.4  Repayment of the Individual's Loan

     The Company shall repay to the Individual on the Second Completion Date, an amount equal to the difference between the Individual's Loan and the Individual's Subscription Monies.

4    WAIVERS

4.1  Waiver of Pre-Emption Rights

     The Company shall procure the waiver of any pre-emption rights which may exist in respect of the issue of the Individual's Subscription Shares to the Individual whether such rights be under the current articles of association of the Company or otherwise.

5    PRE-CONDITIONS

     Notwithstanding any other provision of this Agreement, the obligations of the Individual hereunder and Completion are conditional upon the following matters having occurred:

     5.1 the Press Announcement having been delivered to the Irish Stock Exchange and the Panel;

     5.2 the Offer having been made by the Company to Riverdeep Shareholders at the Offer Price; and

     5.3 the Offer having become or having been declared unconditional in all respects.

     The Individual covenants with the Company to use his reasonable endeavours to procure (insofar as it is within his power so to do) that the conditions set out in the above are satisfied.

6    BOARD MEETING

     The Company shall procure that on the date of this Agreement a meeting of the Board shall be held at which the entering into and execution of this Agreement by the Company is approved and authorised.

7    COMPLETION

7.1 If applicable, Completion of the subscription for the Individual's Subscription Shares shall take place at the offices of Matheson Ormsby Prentice, Dublin on the Second Completion Date whereupon the Individual shall, if applicable, be deemed to have made application to the Company for the Individual's Subscription Shares and the Company shall, if applicable, procure that a meeting of the Board shall be held at which:

     7.1.1 the application for the Individual's Subscription Shares is accepted and the Individual's Subscription Shares shall be allotted and issued to the Individual free from all Encumbrances and registered in the Individual's name credited as fully paid on receipt of the Individual's Subscription Monies; and

     7.1.2 duly sealed share certificates shall be issued and delivered to the Individual in respect of the Individual's Subscription Shares.

                                       6
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8    COMMISSION

     In consideration of the Individual entering into this Agreement, the Company shall on the first Drawdown Date (as such term is defined in the Senior Credit Agreement) pay to the Individual (together with VAT where applicable) a commission of US$486,975, save that in the event that a Default (as that term is defined and used in the Senior Credit Agreement) occurred and is continuing on such date the payment of the said commission shall be deferred until the date that such Default has been cured or ceased.

9    MISCELLANEOUS PROVISIONS

9.1  Survival of Obligations

     The  provisions of this  Agreement  which shall not have been  performed on
     Completion   shall   remain  in  full  force  and  effect   notwithstanding
     Completion.

9.2  Binding on successors

     This Agreement shall be binding upon and enure to the benefit of the respective parties and their respective personal representatives, heirs, estates, successors and permitted assigns.

9.3  Waiver, release and remedies

     9.3.1 A waiver by any party of any breach by any party hereto of any of the terms, provisions or conditions of this Agreement or the acquiescence of any party in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

     9.3.2 Any remedy or right conferred upon any party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to that party whether pursuant to this Agreement or provided for by law.

     9.3.3 No failure or delay by any party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege.

     9.3.4 Any liability of any party hereto to a party under the provisions of this Agreement may in whole or in part be released, varied, postponed, compounded or compromised by that party in its absolute discretion as regards such party without in any way prejudicing or affecting its rights against any other party hereto under the same or a like liability whether joint and several or otherwise. Should any provision of this Agreement transpire not to be enforceable against any of the parties hereto, such non-enforceability shall not render such provision unenforceable against any other party hereto.

9.4  Counterparts

     This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same instrument.

                                       7
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9.5  No Partnership

     This Agreement shall not be deemed to create any partnership between the parties in relation to the Company or otherwise.

9.6  Notices

     Any notice or other communication to any party hereto which is required or permitted to be given under or in connection with this Agreement shall be in writing and shall (at the option of the party giving the notice) be:

     (a)  delivered by hand;

     (b)  sent by facsimile; or

     (c)  sent by prepaid post

     to the address or facsimile number set out below, or to such other address or facsimile number as is from time to time notified to the party giving the notice in compliance with the provisions of this clause 9.6:-

     The Company
     Address: the registered office of the Company from time to time, being, at the date of this Agreement, 30 Herbert Street, Dublin 2 for the urgent attention of Barry O'Callaghan

     The Individual
     Address:       C/O Ms Jennifer Caldwell
                    Binchys Solicitors
                    40 Lower Baggot Street
                    Dublin 2

     Facsimile:     662 3328 FAO:  Ms Jennifer Caldwell

9.7  Notice Deemed to be Served

     Any notice or communication referred to in clause 9.6 shall be deemed to have been served:-

     (a)  if delivered by hand, on delivery;

     (b) if sent by facsimile, when the sender's facsimile machine issues confirmation that the relevant pages have been transmitted to the recipient's facsimile machine; and

     (c)  if sent by prepaid post, 48 (forty-eight) hours after posting.

9.8  Confirmation of Notice

     Each person giving a notice or making a communication hereunder by facsimile shall promptly confirm such notice or communication by post to the person to whom such notice or communication was addressed but the absence of any such confirmation shall not affect the validity of any such notice or communication or the time upon which it is deemed to have been served.

                                       8
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9.9  Variation

     No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

9.10 Announcement

     No announcement or disclosure regarding all or any part of the transactions contemplated by this Agreement shall be made by any of the parties hereto without the prior written approval of the other parties save for any such announcement as is required to be made under any applicable law or regulatory requirement.

9.11 Severability

     Each of the provisions of this Agreement are separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court or regulatory authority or agency of competent jurisdiction to be void or unenforceable in whole or in part the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

9.12 Whole Agreement

     Save as otherwise provided in this Agreement, this Agreement and the agreements referred to herein contain the whole agreement between the parties relating only to the underwriting of the Partial Share Alternative above and supersede all previous agreements (if any) between the parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.

9.13 Governing law and jurisdiction

     This Agreement shall be governed by and construed in accordance with the laws of Ireland. Each of the parties hereto hereby agrees that the courts of Ireland shall have jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such courts.

AGREED FORM DOCUMENT "A"

                               Press Announcement

IN WITNESS whereof these presents have been entered into the day and year first herein written.

PRESENT when the Common Seal
of HERTAL ACQUISITIONS PLC
was affixed hereto:
                                                       /s/Anthony Mulderry
-------------------------------                 --------------------------------
                                                Director
-------------------------------
                                                       /s/Niall McFadden
-------------------------------                 --------------------------------
                                                Director/Secretary


SIGNED SEALED AND DELIVERED

by PATRICK MCDONAGH      /s/Patrick McDonagh
in the presence of:-

/s/Jennifer Caldwell
Dublin 2

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